Exhibit 99.1

FOR IMMEDIATE RELEASE: Monday, August 29, 2011	FOR FURTHER INFORMATION: Rich Sheffer (952) 887-3753

DONALDSON REPORTS RECORD FOURTH QUARTER AND FULL-YEAR RESULTS

MINNEAPOLIS (August 29, 2011) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2011 fourth quarter. Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended July 31			Twelve Months Ended July 31
	2011	2010	Change	2011	2010	Change
Net sales	$625	$515	21%	$2,294	$1,877	22%
Operating income	90	75	21%	315	238	32%
Net earnings	66	51	29%	225	166	36%
Diluted EPS	$0.84	$0.65	29%	$2.87	$2.10	37%

“We are very pleased to report that we had a very good 4th quarter with all-time quarterly sales and EPS records. We also delivered full year records on key operating metrics including sales, operating margins, and net earnings,” said Bill Cook, Chairman, President and CEO. “We saw strength in both of our reporting segments as Engine and Industrial Products sales increased 26 percent and 15 percent over the prior year, respectively. Our operating margin was 14.4 percent in the fourth quarter and a record 13.7 percent for the year. We are executing very well in our manufacturing plants and distribution centers and continue to make both capital and operating investments which, along with our Continuous Improvement initiatives, position us to profitably support our Customers’ global growth plans.”

“Over the past four weeks, there have been many reports of a slowdown in global growth rates and the increased possibility of another recession. However, our current order trends remain healthy and, consequently, we continue to forecast that our sales will grow 7 to 15 percent in FY12. However, we will remain very vigilant and will quickly modify our plans if conditions change. Through our continued execution of our Strategic Growth Plans and by focusing on those things we can control, we forecast delivering another sales record and record EPS performance of between $3.15 and $3.45 per share in FY12.”

Financial Statement Discussion

The impact of foreign currency translation increased sales by $40.3 million, or 7.8 percent, during the fourth quarter and $49.8 million, or 2.7 percent, for the year. The impact of foreign currency translation increased reported net earnings by $4.0 million, or 7.7 percent, during the fourth quarter and $6.1 million, or 3.6 percent, for the year.

Gross margin was 36.3 percent for the quarter, equal to last year’s fourth quarter, and 35.5 percent for the year, 40 basis points better than last year’s 35.1 percent. Increases in purchased raw material and freight costs were offset by better fixed cost absorption and our Continuous Improvement initiatives.

Operating expenses for the quarter were $137.0 million, or 21.9 percent of sales, versus $112.4 million, or 21.8 percent of sales, last year. Operating expenses for the year were $498.5 million, or 21.7 percent of sales, compared to $420.5 million, or 22.4 percent of sales, last year.

The effective tax rate for the quarter was 27.3 percent, compared to a prior year rate of 29.5 percent. The current quarter included $2.6 million of tax benefits primarily from the expiration of some statutes of limitation and the favorable impact of dividends from some foreign subsidiaries. For the year, the effective tax rate was 27.9 percent compared to a prior year rate of 27.8 percent.

As part of our ongoing share repurchase program we repurchased 1,157,000 shares for $65.8 million during the quarter. For the year, we repurchased 1,957,000 shares, or 2.5 percent of our diluted outstanding shares, for $108.9 million.

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Donaldson Company, Inc.

August 29, 2011

FY12 Outlook

We expect continued expansion in many of our end markets, with higher growth in emerging economies. We are planning our FY12 sales to be between $2.45 and $2.60 billion, or up about 7 to 15 percent from the prior year. Our current forecast is based on the Euro at US$1.42 and 81 Yen to the US$.

•	Our full year operating margin is forecasted to be 13.7 to 14.5 percent.
•	Our full year FY12 tax rate is anticipated to be between 28 and 30 percent.
•	We forecast our full year FY12 EPS to be between $3.15 and $3.45.
•	Cash generated by operating activities is projected to be between $275 and $305 million in FY12. Capital spending is estimated to be approximately $100 million.

Engine Products: We expect full year sales to increase 8 to 15 percent, including the impact of foreign currency translation.

•	We anticipate sales to our agricultural, mining, and construction equipment OEM Customers to grow at a more moderate pace in FY12 compared to FY11’s growth rate of 47 percent. We will also continue to benefit from increased market share on our Customers’ new Tier IV equipment platforms.
•	In our On-Road Products’ business, we believe that build rates for heavy- and medium-duty trucks at our OEM Customers will be higher than FY11 levels but grow at a more normal rate than last year’s 55 percent growth rate.
•	Sales of our Aftermarket Products are expected to remain strong based on current utilization rates for both off-road equipment and on-road heavy trucks. We should also benefit as our distribution networks continue to expand in the emerging economies and from the increasing number of systems installed in the field with our proprietary filtration systems.
•	We forecast modest sales gains in Aerospace and Defense Products for FY12 as the continued slowdown in military spending is anticipated to be offset by increased commercial aerospace sales.

Industrial Products: We forecast full year sales to increase 7 to 15 percent, including the impact of foreign currency translation.

•	Our Industrial Filtration Solutions’ sales are projected to increase 7 to 14 percent assuming demand for new filtration equipment and replacement filters both continue to improve with increased global general industrial capital activity and spending.
•	We anticipate our Gas Turbine Products’ sales to be up 14 to 22 percent due to an improvement in the power generation market and ongoing strength in the oil and gas market segment.
•	Special Applications Products’ sales are forecast to increase 2 to 9 percent primarily due to growing sales of our membranes products.

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Donaldson Company, Inc.

August 29, 2011

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our over 13,000 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation. This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: world economic factors and the ongoing economic uncertainty, reduced demand for hard disk drive products with the increased use of flash memory, the potential for some Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations including the impact of various economic stimulus and financial reform measures, the implementation of our new information technology systems, potential global events resulting in market instability including financial bailouts of sovereign nations, political changes, military and terrorist activities, health outbreaks, and other factors included in our Annual and Quarterly Reports. We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

August 29, 2011

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2011	2010	2011	2010
Net sales	$625,450	$515,243	$2,294,029	$1,877,064

Cost of sales	398,445	328,213	1,480,233	1,218,316

Gross margin	227,005	187,030	813,796	658,748

Operating expenses	136,998	112,364	498,513	420,504

Operating income	90,007	74,666	315,283	238,244

Other income, net	(3,515)	(1,164)	(9,505)	(3,907)

Interest expense	3,039	3,274	12,525	11,975

Earnings before income taxes	90,483	72,556	312,263	230,176

Income taxes	24,716	21,386	86,972	64,013

Net earnings	$65,767	$51,170	$225,291	$166,163

Weighted average shares outstanding	76,774,299	77,389,950	77,196,370	77,848,528

Diluted shares outstanding	78,126,167	78,697,443	78,598,459	79,177,772

Net earnings per share	$0.86	$0.66	$2.92	$2.13

Net earnings per share assuming dilution	$0.84	$0.65	$2.87	$2.10

Dividends paid per share	$0.150	$0.120	$0.535	$0.470

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Donaldson Company, Inc.

August 29, 2011

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	July 31 2011	July 31 2010
ASSETS

Cash, cash equivalents and short-term investments	$273,494	$232,000
Accounts receivable – net	445,700	358,917
Inventories – net	271,476	203,631
Prepaids and other current assets	75,912	65,667

Total current assets	1,066,582	860,215

Other assets and deferred taxes	268,009	273,399
Property, plant and equipment – net	391,502	365,892

Total assets	$1,726,093	$1,499,506

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$215,918	$165,907
Employee compensation and other liabilities	219,326	167,813
Notes payable	13,129	50,000
Current maturity long-term debt	47,871	5,536

Total current liabilities	496,244	389,256

Long-term debt	205,748	256,192
Other long-term liabilities	89,390	107,425

Total liabilities	791,382	752,873

Equity	934,711	746,633

Total liabilities and equity	$1,726,093	$1,499,506

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Donaldson Company, Inc.

August 29, 2011

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Twelve Months Ended July 31
	2011	2010
OPERATING ACTIVITIES

Net earnings	$225,291	$166,163
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	60,491	59,232
Changes in operating assets and liabilities	(26,469)	(23,116)
Tax benefit of equity plans	(9,873)	(4,625)
Stock compensation plan expense	9,234	8,253
Other, net	(12,619)	(2,902)
Net cash provided by operating activities	246,055	203,005

INVESTING ACTIVITIES

Net expenditures on property and equipment	(59,851)	(42,659)
Acquisitions and divestitures, net	3,493	(250)
Net cash used in investing activities	(56,358)	(42,909)

FINANCING ACTIVITIES

Purchase of treasury stock	(108,929)	(66,696)
Net change in debt	(43,182)	15,736
Dividends paid	(41,013)	(36,242)
Tax benefit of equity plans	9,873	4,625
Exercise of stock options	15,899	13,053
Net cash used in financing activities	(167,352)	(69,524)

Effect of exchange rate changes on cash	19,149	(2,259)

Increase in cash and cash equivalents	41,494	88,313

Cash and cash equivalents – beginning of year	232,000	143,687

Cash and cash equivalents – end of period	$273,494	$232,000

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Donaldson Company, Inc.

August 29, 2011

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended July 31, 2011:
Net sales	$397,995	$227,455	—	$625,450
Earnings before income taxes	62,132	31,635	(3,284)	90,483

3 Months Ended July 31, 2010:
Net sales	$316,946	$198,297	—	$515,243
Earnings before income taxes	48,000	29,766	(5,210)	72,556

12 Months Ended July 31, 2011:
Net sales	$1,440,495	$853,534	—	$2,294,029
Earnings before income taxes	211,255	123,871	(22,863)	312,263

12 Months Ended July 31, 2010:
Net sales	$1,126,007	$751,057	—	$1,877,064
Earnings before income taxes	155,833	91,084	(16,741)	230,176

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2011	2010	2011	2010
Engine Products segment:
Off-Road Products	$90,885	$65,096	$327,557	$222,329
Aerospace and Defense Products	27,111	27,170	104,883	111,977
On-Road Products	38,381	24,146	127,107	81,874
Aftermarket Products	236,351	196,984	861,393	691,899
Retrofit Emissions Products	5,267	3,550	19,555	17,928
Total Engine Products segment	$397,995	$316,946	$1,440,495	$1,126,007

Industrial Products segment:
Industrial Filtration Solutions Products	$138,637	$112,691	$507,646	$423,050
Gas Turbine Products	40,119	41,458	154,726	150,131
Special Applications Products	48,699	44,148	191,162	177,876
Total Industrial Products segment	$227,455	$198,297	$853,534	$751,057

Total Company	$625,450	$515,243	$2,294,029	$1,877,064

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Donaldson Company, Inc.

August 29, 2011

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2011	2010	2011	2010

Free cash flow	$60,061	$38,809	$186,204	$160,346
Net capital expenditures	17,451	15,429	59,851	42,659
Net cash provided by operating activities	$77,512	$54,238	$246,055	$203,005

EBITDA	$107,409	$89,482	$381,995	$300,067
Income taxes	(24,716)	(21,386)	(86,972)	(64,013)
Interest expense (net)	(1,711)	(2,852)	(9,241)	(10,659)
Depreciation and amortization	(15,215)	(14,074)	(60,491)	(59,232)

Net earnings	$65,767	$51,170	$225,291	$166,163

Net sales, excluding foreign currency translation	$585,110	$523,471	$2,244,198	$1,833,863
Foreign currency translation	40,340	(8,228)	49,831	43,201

Net sales	$625,450	$515,243	$2,294,029	$1,877,064

Net earnings, excluding foreign currency translation	$61,813	$51,419	$219,236	$162,612
Foreign currency translation	3,954	(249)	6,055	3,551

Net earnings	$65,767	$51,170	$225,291	$166,163

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Donaldson Company, Inc.

August 29, 2011

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended July 31		Twelve Months Ended July 31
	2011	2010	2011	2010
Net earnings, excluding special items	$65,767	$51,233	$225,857	$173,350
Restructuring and asset impairment charges, net of tax	—	(63)	(566)	(7,187)

Net earnings	$65,767	$51,170	$225,291	$166,163

Net earnings per share assuming dilution, excluding special items	$0.84	$0.65	$2.88	$2.19
Restructuring and asset impairment charges per share, net of tax	—	—	(0.01)	(0.09)

Net earnings per share assuming dilution	$0.84	$0.65	$2.87	$2.10

Although free cash flow, EBITDA, net sales excluding foreign currency translation, net earnings excluding foreign currency translation, net earnings excluding restructuring charges and net earnings per share assuming dilution excluding restructuring charges are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results. Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs. EBITDA is a commonly used measure of operating earnings less non-cash expenses. Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange. Both net earnings excluding restructuring charges and earnings per share excluding restructuring charges provide a comparable measure for understanding the results of the Company as compared to prior periods. A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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